EXECUTION VERSION

WENDY’S FUNDING, LLC,
as Master Issuer

and

CITIBANK, N.A.,
as Trustee and Securities Intermediary

THIRD SUPPLEMENT
Dated as of February 4, 2019
to the
BASE INDENTURE
Dated as of June 1, 2015

Asset Backed Notes
(Issuable in Series)

THIRD SUPPLEMENT TO BASE INDENTURE
THIRD SUPPLEMENT, dated as of February 4, 2019 (this “Third Supplement”), to the Base Indenture, dated as of June 1, 2015, by and among WENDY’S FUNDING, LLC, a Delaware limited liability company (the “Master Issuer”), and CITIBANK, N.A., as Trustee and Securities Intermediary (the “Trustee”).
PRELIMINARY STATEMENT
WHEREAS, the Master Issuer and the Trustee have entered into the Base Indenture, dated as of June 1, 2015 (as Supplemented on February 10, 2017 and January 17, 2018, and as further amended, supplement or otherwise modified from time to time, the “Indenture”);
WHEREAS, Section 13.2(a) of the Indenture provides, among other things, that the provisions of the Indenture may, from time to time, be amended, modified or waived, if such amendment, modification or waiver is in writing in a Supplement and consented to in writing by the Control Party (at the direction of the Controlling Class Representative);
WHEREAS, the execution and delivery of this Third Supplement has been duly authorized and all conditions and requirements necessary to make this Third Supplement a valid and binding agreement have been duly performed and complied with;
WHEREAS, the Master Issuer has provided written notice to each Rating Agency of the proposed amendments described herein no less than ten (10) days prior to the date hereof; and
WHEREAS, the Master Issuer wishes to amend the Indenture as set forth herein.
NOW, THEREFORE, in consideration of the provisions, covenants and mutual agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Unless otherwise defined herein, all capitalized terms used herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Base Indenture Definitions List attached to the Indenture as Annex A thereto (the “Indenture Definitions List”).
ARTICLE II
AMENDMENTS
Section 2.1    Amendments. The following defined terms in the Indenture Definitions List are hereby amended and restated in their entirety by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as follows:
(a)    ““Capitalized Lease Obligations” means the obligations of a Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as ~~capital~~finance leases on a balance sheet of such Person under GAAP and, for the purposes of the

Indenture, the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.”
(b)    ““GAAP” means the generally accepted accounting principles in the United States promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors in effect from time to time; provided that, for purposes of computing the Holdco Leverage Ratio (including any financial and accounting terms included in the components thereof), GAAP shall mean the material generally accepted accounting principles in the United States promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors in effect on ~~the Closing Date~~ the first day of the 2019 fiscal year.”
(c)    ““Indebtedness” means, as to any Person as of any date, without duplication, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all Capitalized Lease Obligations of such Person (other than (A) leases from landlords, in respect of which Wendy’s or any of its Affiliates is the lessee where the related property (i) is or becomes subject to a lease from Wendy’s or any of its Affiliates, in respect of which a Franchisee is the lessee or (ii) is a Company Restaurant and (B) leases identified in contracts or other similar obligations in respect of which Wendy’s or any of its Affiliates is the lessee), (c) the net obligations of such Person under any swap contract, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (iii) liabilities associated with customer prepayments and deposits); and (e) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit, in the case of the foregoing clauses (a), (b), (c) and (d), to the extent such item would be classified as a liability on a consolidated balance sheet of such Person as of such date; provided, however, that guarantees by Securitization Entities for the benefit of Franchisees in an aggregate principal amount at any time outstanding of up to the greater of (x) $20,000,000 and (y) 5.0% of the Net Cash Flow for the preceding four (4) Quarterly Collection Periods most recently ended as of such date and for which financial statements have been prepared shall not be considered Indebtedness. For purposes of the foregoing clause (c), the amount of any net obligation under any swap contract on any date shall be deemed to the swap termination value thereof. For the avoidance of doubt, operating lease liabilities and guarantees with respect to ~~operating leases and~~ product volumes shall not be considered Indebtedness.”
(d)    ““Permitted Lien” means (a) Liens for (i) Taxes, assessments or other governmental charges not delinquent or (ii) Taxes, assessments or other charges being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (b) all Liens created or permitted under the Related Documents in favor of the Trustee for the benefit of the Secured Parties, (c) Liens existing on the Closing Date, which shall be released on such date, provided that Intellectual Property recordations need not have been terminated of record on the Closing Date so long as such Intellectual Property recordations are terminated of record within sixty (60) days of the Closing Date, (d) encumbrances in the nature of (i) a lessor’s fee interest, (ii) zoning, building code and similar restrictions, (iii) easements, covenants, restrictions, leases, subleases, rights of way and other title matters whether or not shown by the public records, (iv) overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (v) title to any portion of any premises lying within the right of way or boundary of any public road or private road, (vi) landlords’ and lessors’ Liens on rented premises, and which, in each case (as described in clauses (d)(i) through (vi) above), do not materially detract from the value of the encumbered property or impair the use thereof in the business of any Securitization Entity and (vii) the interest of a lessee in property leased to a Franchisee, (e) in the case of any interest in real estate consisting of a Contributed Restaurant Third-Party Lease or New Contributed Restaurant Third-Party Lease, (i) the terms of the applicable Contributed Restaurant Third-Party Lease or New Contributed Restaurant Third-Party Lease, (ii) Liens affecting the underlying fee interest in the real estate and/or any of the property of the lessor grantor under the applicable lease (including, without limitation, any mortgages on the landlord’s fee interest in the leased real estate) and (iii) Liens with respect to which the Contributed Restaurant Third-Party Lease or New Contributed Restaurant Third-Party Lease has priority, (f) deposits or pledges made (i) in connection with casualty insurance maintained in accordance with the Related Documents, (ii) to secure the performance of bids, tenders, contracts or leases, (iii) to secure statutory obligations or surety or appeal bonds or (iv) to secure indemnity, performance or other similar bonds in the ordinary course of business of any Securitization Entity, (g) Liens of carriers, warehouses, mechanics and similar Liens, in each case securing obligations (i) that are not yet due and payable or not overdue for more than forty-five (45) days from the date of creation thereof or (ii) being contested in good faith by any Securitization Entity in appropriate proceedings (so long as such Securitization Entity shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto), (h) restrictions under federal, state or foreign securities laws on the transfer of securities, (i) any Liens arising under law or pursuant to documentation governing permitted accounts in connection with the Securitization Entities’ cash management system (including credit card and processing arrangements), (j) defects of title, survey defects, easements, rights-of-way, covenants, restrictions and other similar charges or encumbrances with respect to each real property, which (1) do not constitute Permitted Liens under any other clause of this definition and (2) neither have nor would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or operations as currently conducted at such real property, (k) Liens arising from judgment, decrees or attachments in circumstances not constituting an Event of Default, (l) Liens arising in connection with any Capitalized Lease Obligations, operating lease liabilities, sale-leaseback transaction or in connection with any Indebtedness, in each case that is permitted under the Indenture, (m) Liens not securing Indebtedness that attach to any Collateral in an aggregate outstanding amount not exceeding $1,000,000 at any time, (n) Liens on Collateral that has been pledged pursuant to a Variable Funding Note Purchase Agreement with respect to letters of credit issued thereunder, and (o) any encumbrance on Securitization IP created by entering into (i) any licenses of Securitization IP under the Canadian Franchisor IP License, the Company Restaurant Licenses and the Wendy’s IP License and to the Manager in connection with the performance of its Services under the Management Agreement and (ii) other non-exclusive licenses of Securitization IP (A) granted in the ordinary course of business, (B) that when effected on behalf of any Securitization Entity by the Manager would not constitute a breach by the Manager of the Management Agreement and (C) that would not reasonably be expected to materially and adversely impact the Securitization IP (taken as a whole).”

ARTICLE III
GENERAL

Section 3.1    Conditions to Effectiveness. The effectiveness of the amendments set forth herein are subject to the satisfaction of the following conditions precedent:
(a)    the delivery on the date hereof to the Trustee of one or more Officer’s Certificates of the Master Issuer pursuant to Sections 13.6 and 14.3 of the Indenture, certifying that this Third Supplement is authorized or permitted by the Indenture and that all conditions precedent have been satisfied, and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms; and
(b)    the delivery on the date hereof to the Trustee of one or more Opinions of Counsel pursuant to Sections 13.3, 13.6 and 14.3 of the Indenture, confirming that this Third Supplement is authorized or permitted by the Indenture and that all conditions precedent have been satisfied, and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms.
Section 3.2     Effect on Indenture. Subject to the satisfaction of the conditions precedent set forth in Section 3.1, upon the date hereof (i) the Indenture shall be amended in accordance herewith, (ii) this Third Supplement shall form part of the Indenture for all purposes and (iii) the parties and each Noteholder shall be bound by the Indenture, as so amended. Except as expressly set forth or contemplated in this Third Supplement, the terms and conditions of the Indenture shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Indenture made in accordance with the terms of the Indenture, as amended by this Third Supplement.
Section 3.3    Binding Effect. This Third Supplement shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.
Section 3.4    Counterparts. This Third Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
Section 3.5    Governing Law. THIS THIRD SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.6    Amendments. This Third Supplement may not be modified or amended except in accordance with the terms of the Indenture.
Section 3.7    Trustee and Securities Intermediary. The Trustee and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Master Issuer and neither the Trustee nor the Securities Intermediary shall be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Third Supplement and makes no representation with respect thereto. In entering into this Third Supplement, the Trustee and the Securities Intermediary shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee or the Securities Intermediary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1    Each party hereto represents and warrants to each other party hereto that this Third Supplement has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Master Issuer and the Trustee have caused this Third Supplement to be executed and delivered by its respective duly authorized officer as of the day and year first written above.

WENDY’S FUNDING, LLC, as Master Issuer

By: /s/ Gavin P. Waugh
Name:___Gavin P. Waugh
Title:___ VP & Treasurer

[Signature Page of Third Supplement to Base Indenture]

CITIBANK, N.A., in its capacity as Trustee and Securities Intermediary

By: /s/ Jacqueline Suarez
Name:___Jacqueline Suarez
Title:___ Vice President

[Signature Page of Third Supplement to Base Indenture]

CONSENT OF CONTROL PARTY AND SERVICER:

In accordance with Section 2.4 and Section 8.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, as Control Party (exercising the rights of the Controlling Class Representative in accordance with Section 11.4(b) of the Indenture) and as Servicer hereby consents to the execution and delivery by the Master Issuer and the Trustee of this Third Supplement to the Indenture.

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:___/s/ Alan H. Torgler
Name:_Alan H. Torgler
Title:__Vice President Servicing Officer

[Signature Page of Third Supplement to Base Indenture]